Exhibit 4.2

                 AMENDMENT OF RESTATED ARTICLES OF INCORPORATION
                                       OF
                        APPLIED CELLULAR TECHNOLOGY, INC.


     Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation certifies the following:

     (1) The present name of the corporation is Applied Cellular Technology, Inc.

     (2) An amendment to the corporation's Articles of Incorporation was adopted by the shareholders on June 13, 1998.

     (3) Article Three is hereby amended in its entirety to read as follows:


                                  ARTICLE THREE

          The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty-Five Million
     (85,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock ("Preferred Stock") having a par value of $10.00 per share and Eighty Million (80,000,000) shares shall be common stock ("Common Stock") having a par value of $.001 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:

          A. Preferred Stock.

          Subject to the requirements of the laws of the State of Missouri, authority is hereby vested in the Board of Directors from time to time to issue 5,000,000 shares of Preferred Stock in one or more series and by resolution or resolutions as to each series:

               (a) to fix the distinctive serial designation of the shares of such series;

               (b) to fix the rate per annum at which the holders of the shares of such series shall be entitled to receive dividends, the dates on which said dividends shall be payable, and, if the directors determine that the dividends with respect to said series shall be cumulative, the date or dates from which such dividends shall be cumulative;

               (c) to determine whether the shares of such series shall have voting power, and, if so, the extent and definition of such voting power;

               (d) to fix the price or prices at which the shares of such series may be redeemed, and to determine whether the shares of such series may be redeemed in whole or in part or only as a whole;

               (e) to fix the  amounts  payable on the shares of such  series in
          the  event  of  liquidation,   dissolution,   or  winding  up  of  the
          Corporation;

               (f) to determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made;

               (g) to determine the amount of the sinking fund, purchase fund, or any analogous fund, if any, to be provided with respect to each such series; and

               (h) to fix preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, applicable to each such series.


          B. Common Stock.

          Each share of Common Stock shall be identical with each other share of Common Stock, except as the holders thereof shall otherwise expressly agree in writing. Subject to the prior rights of the Preferred Stock from time to time issued and outstanding, as hereinbefore set forth, the holders of

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     Common Stock shall be entitled to receive such sums as the Board of
     Directors may from time to time declare as dividends thereon, or authorize as distributions thereon, out of any sums available to be distributed as dividends and to receive any balance remaining in case of the dissolution, liquidation or winding up of the Corporation after satisfying the prior rights of the Preferred Stock, if any be then outstanding. Each share of Common Stock shall have one vote for all corporate purposes.

     (4) Of the 25,939,413 shares outstanding as of the record date, 25,939,413 shares were entitled to vote on such amendment. The number of outstanding shares entitled to vote thereon as a class was as follows:


                                                            Number of
                    Class                              Outstanding Shares

                    Common                                 25,939,413

     (5) The number of shares voted for and against the amendment was as follows:


                     Class          No. Voted For       No. Voted Against

                     Common          19,957,792             2,351,487

     (6) If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is $50,080,000.

     IN WITNESS WHEREOF, the undersigned, Vice President has executed this instrument and its Secretary has attested to said instrument as of the 25th day of June, 1998.

                              APPLIED CELLULAR TECHNOLOGY, INC.

                              By:      /S/ DAVID A. LOPPERT
                                       David A. Loppert, Vice President,
                                       Treasurer and Chief Financial Officer